Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of November 24, 2004 between Mill Services Corporation (formerly known as Envirosource, Inc.), a Delaware corporation (the “Company”), and Raymond S. Kalouche (the “Employee”).

RECITALS

WHEREAS, upon the Effective Date, pursuant to an Agreement and Plan of Merger dated as of September 23, 2004, all of the outstanding shares of capital stock of the Company were acquired on October 26, 2004 by Envirosource Holdings LLC, a Delaware limited liability company, the majority of whose membership interests are held by Wellspring Capital Partners III, L.P., a New York limited partnership (“Wellspring”);

WHEREAS, the Employee is currently employed by the Company as its President and Chief Executive Officer pursuant to the terms of an employment agreement dated as of May 24, 2004 (the “Current Employment Agreement”);

WHEREAS, the Company has entered into a Unit Purchase Agreement dated November 19, 2004 (the “Unit Purchase Agreement”) to acquire all of the outstanding membership units of Tube City Holdings, LLC (“Tube City”);

WHEREAS, the parties desire to enter into this Agreement to supersede, upon the closing date of the acquisition of Tube City pursuant to the Unit Purchase Agreement (the “Effective Date”), the Current Employment Agreement and reflect the Employee’s terms and conditions of employment on and after the Effective Date; and

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Employment and Term.

1.1 The Company shall employ the Employee, and the Employee shall accept such employment by the Company and to serve as the President and Chief Operating Officer of International Mill Service, Inc. (“IMS”), the Company’s wholly-owned operating subsidiary, and as the President and Chief Operating Officer of Olympic Mill Services (“OMS”), a division of Tube City, and in such additional senior executive positions with the Company or its subsidiaries as shall be determined by the Company’s board of directors (the “Board of Directors”). In addition, the Company shall appoint the Employee, and the Employee shall serve, as a member of the Board of Directors. The Employee shall report directly to the Company’s Chief Executive Officer and indirectly to the Board, and/or any of their designees. The authority, duties and responsibilities of the Employee shall include those described in this Agreement, and such other or additional duties of an executive nature as may from time to time be assigned to the Employee by the Board of Directors, the Company’s Chief Executive Officer or their designees consistent with his positions as set forth above. While employed hereunder, the Employee shall devote substantially all of his business time and attention to the affairs of IMS, the Company and its Affiliates and use all commercially reasonable efforts to perform faithfully and efficiently his duties and responsibilities; provided that the Employee may (i) serve on civic or charitable boards or committees, (ii) manage personal investments, or (iii) with the prior approval of the Board of Directors or the Company’s Chief Executive Officer, serve on corporate boards and committees (other than boards and committees of competitors of the Company or its Affiliates), so long as such activities do not significantly interfere with the performance of the Employee’s obligations under this Agreement.

1.2 Unless sooner terminated pursuant to other provisions hereof, the Employee’s period of employment under this Agreement shall commence as of the Effective Date and terminate on December 31, 2008 (the period from the Effective Date to December 31, 2008 is referred to as the “Term”, and the portion of the Term during which the Employee is employed by the Company or its Affiliates is referred to as the “Employment Period”). The Company may extend the Term in minimum one year increments on terms no less favorable to the Employee than those then in effect pursuant to this Agreement, with the consent of the Employee, by giving written notice to the Employee at least 60 days prior to the end of the then effective Term. If the Employee gives written notice of his consent to the Company within 20 days following receipt of the Company’s notice of its intention to extend the Term, the Term shall be extended on the terms in effect as of the renewal date, provided that the Base Salary shall be increased by the C.P.I.-Urban Consumers for the Northeast Region during the 12 months immediately preceding the renewal date.

1.3 This Agreement shall supersede and replace the Current Employment Agreement, which shall be of no further force or effect as of the Effective Date. In the event the closing of the transactions contemplated by the Unit Purchase Agreement have not then occurred, this Agreement shall terminate upon the termination of the Unit Purchase Agreement and the Current Employment Agreement shall remain in full force and effect in accordance with its terms.

2. Compensation and Benefits.

2.1 Base Salary. As initial compensation for his services provided hereunder, the Company shall pay to the Employee an initial annual base salary equal to $420,000 (the “Base Salary”). The Board of Directors or, if formed, a designated Compensation Committee of the Board of Directors (the “Compensation Committee”) shall annually during the term of this Agreement review the Employee’s Base Salary and, in its discretion if deemed appropriate, increase the same. If the Employee’s Base Salary is increased, it shall not thereafter be reduced below the new Base Salary level. The Base Salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy, subject to such payroll and withholding deductions as may be required by law and other deductions, as directed by the Employee, applied generally to employees of the Company for insurance and other employee benefit plans.

2.2 Bonus. In addition to the Base Salary, the Employee shall be eligible for a bonus in respect of each fiscal year that ends during the Employment Period, starting with the 2005 fiscal year up to 100% of the Base Salary paid in such year. The actual amount of such bonus, if any, shall be based upon the Company’s and/or IMS’ and OMS’ performance relative to budget and at the sole discretion of the Board of Directors or Compensation Committee; provided, however, that the bonus for the 2005 fiscal year shall be not less than 50% of the Employee’s Base Salary; provided, further, that the bonus for the 2004 fiscal year shall be not less than what would have been paid pursuant to Section 2.2 of the Current Employment Agreement.

2.3 Incentive, Savings and Retirement Plans. The Employee shall be eligible to participate in and shall receive all benefits under all executive incentive, savings and retirement plans and programs maintained by the Company or IMS for the benefit of its executive officers and/or employees.

2.4 Stock Option. Effective immediately following the closing of the transactions contemplated in the Unit Purchase Agreement, the Employee shall be granted an option to purchase shares of common stock of the Company representing 1.25% of the common shares of the Company then outstanding, on a fully-diluted basis. The terms and conditions of the stock option will be set forth in a stock option agreement based on the term sheet attached.

2.5 Other Benefit Plans. The Employee and/or the Employee’s dependents, as the case may be, shall be eligible to participate in and shall receive all benefits under each insurance and other benefit plan of the Company or IMS maintained for the benefit of its employees, including vacation.

2.6 Reimbursement of Expenses. Subject to the Company’s policy regarding the reimbursement of reasonable travel and business expenses as in effect from time to time during the Employment Period, the Company shall reimburse the Employee for such expenses from time to time, at the Employee’s request upon presentation of expense statements and such other supporting information as the Company may customarily require of it executives.

3. Termination.

3.1 Death. This Agreement shall terminate automatically upon the death of the Employee. Notwithstanding the termination of this Agreement by virtue of the death of the Employee, his estate shall be paid (i) the bonus earned in the prior fiscal year and accrued but not yet paid, and (ii) a payment equal to any bonus with respect to the fiscal year in which death occurs that the Employee otherwise would have received pursuant to Section 2.2 had his employment not terminated, prorated for the portion of such fiscal year actually worked, and paid at the time bonuses with respect to such fiscal year, if any, are paid to other employees, but no later than February 15th of the following fiscal year.

3.2 Disability. The Company may terminate this Agreement, upon written notice to the Employee delivered in accordance with Sections 3.7 and 9.2 hereof, upon the Disability of the Employee.

3.3 Cause. The Company may terminate this Agreement for Cause, upon written notice to the Employee delivered in accordance with Sections 3.7 and 9.2 hereof. For purposes of this Agreement, “Cause” means (a) the conviction of, or plea of guilty or nolo contendere by, the Employee of a felony or other serious crime, (b) the Employee’s grossly negligent or willful refusal to perform his duties and responsibilities as contemplated in this Agreement, but only after Employee has received written notice from the Company setting forth with particularity

Employee’s performance deficiency and Employee has failed to cure such deficiency to the Company’s reasonable satisfaction within 30 days of receipt of such notice, (c) the Employee’s engaging in activities which would constitute a breach of any term of this Agreement, but only after Employee has received written notice from the Company setting forth with particularity Employee’s breach and Employee has failed to cure such breach to the Company’s reasonable satisfaction within 30 days of receipt of such notice, or (d) the Employee’s engaging in fraud or other illegal conduct to the material detriment of the Company or its Affiliates.

3.4 Without Cause. The Company may terminate this Agreement Without Cause, upon written notice to the Employee delivered in accordance with Sections 3.7 and 9.2 hereof. For purposes of this Agreement, the Employee will be deemed to have been terminated “Without Cause” if the Employee is terminated by the Company for any reason other than Cause, death or non-renewal.

3.5 Termination by Employee. (a) The Employee may terminate this Agreement, upon at least 60 days prior written notice to the Company in accordance with Sections 3.7 and 9.2 hereof.

(b) If such notice is delivered within six months following a Change in Control, then the Company shall pay to the Employee the amounts set forth in Sections 4.3 hereof if:

(i) the Employee has not been offered a position similar to his position at the time of the Change in Control with similar responsibilities and equal or greater compensation than he was being paid at the time of the Change in Control; or

(ii) the Employee has been asked to move his principal office beyond 35 miles from the Employee’s then-current principal office location; or

(iii) the successor to the Company or the purchaser of its assets has not, by agreement or operation of law, assumed the obligations of the Company under this Agreement at the time of the Change in Control.

(c) If such notice is delivered with Good Reason, then the Company shall pay to the Employee the amounts set forth in Section 4.2 hereof.

3.6 Release. If the Employee’s employment shall terminate during the Employment Period, or if the Company does not propose to extend the Term pursuant to Section 1.2 hereof, the Employee agrees that payments of amounts due under Sections 4.2 or 4.3, if applicable, are conditional upon the execution and non-revocation a release of claims in the form attached hereto as Exhibit A, provided that the Employee shall not be required to execute such release as a condition to receiving the amounts due under Section 4.2 or 4.3 unless the Company provides the Executive an executed release in the form attached as Exhibit B.

3.7 Notice of Termination. Any termination of this Agreement (i) by the Company for Cause, Without Cause or as a result of the Employee’s Disability or (ii) by the Employee for any reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (c) specifies the termination date, if such date is other than the date of receipt of such notice.

4. Obligations of Company upon Termination.

4.1 By the Company for Cause, by Employee other than in connection with a Change in Control or for Good Reason, or at the end of the Term where the Employee does not consent to extension of the Term. If this Agreement and the Employee’s employment shall be terminated either by the Company for Cause or by the Employee for any reason other than pursuant to Sections 3.5(b) or 3.5(c) hereof, or the Employee’s employment is terminated upon expiration of the Term after the Employee did not consent to the Company’s offer to extend the Term pursuant to Section 1.2, the Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred, vested and not yet paid by the Company. In addition, if the Employee’s employment is terminated upon expiration of the Term after the Employee did not consent to the Company’s offer to extend the Term pursuant to Section 1.2, the Employee shall be eligible for the bonus for the year in which such termination occurs in accordance with Section 2.2.

4.2 By the Company Without Cause, by the Employee for Good Reason, or upon expiration of the Term where the Company does not offer to extend the Term. If this Agreement and the Employee’s employment shall be terminated by the Company Without Cause pursuant to Section 3.4, by the Employee pursuant to Section 3.5(c) hereof, or the Employee’s employment is terminated upon expiration of the Term after the Company did not offer to extend the Term pursuant to Section 1.2:

(i) The Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, the Employee’s bonus earned in the prior fiscal year and accrued but not yet paid, if any, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred, vested and not yet paid by the Company, and (B) a severance payment equal to three times the Employee’s Base Salary (as in effect on the Date of Termination); and

(ii) at the Employee’s option, (x) for the 24-month period following the Date of Termination, the Employee and the Employee’s dependents shall continue to be eligible to participate in the medical benefit plans and arrangements of the Company, on the same terms and conditions (including the amount of Employee’s required contributory premium payments) in effect for the Employee and the Employee’s dependents immediately prior to the Date of Termination, or (y) the Employee shall receive a payment equal to $60,000 in lieu thereof to cover such costs;

(iii) the Company will provide the Employee with executive-level outplacement services through Manchester Partners International or a comparable outplacement services company; provided however, that the Company shall not be required to spend more than $20,000 for such services; and

(iv) a payment equal to any bonus with respect to the fiscal year in which termination occurs that the Employee otherwise would have received pursuant to Section 2.2 had his employment not been terminated, prorated for the portion of such fiscal year actually worked, and paid at the time bonuses with respect to such fiscal year, if any, are paid to other employees, but no later than February 15th of the following fiscal year.

The Company’s obligations under this Section 4.2 shall terminate if the Employee violates his obligations under Sections 6, 7 or 8 hereof, and the Company shall have no obligation to make any remaining payments to the Employee after the date of any such violation. The parties agree that the payments and benefits provided in this Section 4.2 are the sole and exclusive remedies available to the Employee in the event of termination pursuant to Sections 3.4 or 3.5(c) or upon expiration of the Term, and no other severance benefits shall be payable in respect of such termination.

4.3 By Employee upon Change in Control. If this Agreement shall be terminated by the Employee pursuant to Section 3.5(b) hereof:

(i) The Company shall pay to the Employee, in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the aggregate of the Employee’s Base Salary (as in effect on the Date of Termination) through the Date of Termination, if not theretofore paid, the Employee’s bonus earned in the prior fiscal year and accrued but not yet paid, if any, and, in the case of compensation previously deferred by the Employee, all amounts of such compensation previously deferred, vested and not yet paid by the Company, and (B) a severance payment equal to three times the Employee’s Base Salary (as in effect on the Date of Termination); and

(ii) at the Employee’s option, (x) for the 24-month period following the Date of Termination, the Employee and the Employee’s dependents shall continue to be eligible to participate in the medical benefit plans and arrangements of the Company, on the same terms and conditions (including the amount of Employee’s required contributory premium payments) in effect for the Employee and the Employee’s dependents immediately prior to the Date of Termination, or (y) the Employee shall receive a payment equal to $60,000 in lieu thereof to cover such costs;

(iii) the Company will provide the Employee with executive-level outplacement services through Manchester Partners International or a comparable outplacement services company; provided however, that the Company shall not be required to spend more than $20,000 for such services; and

(iv) a payment equal to any bonus with respect to the fiscal year in which termination occurs that the Employee otherwise would have received pursuant to Section 2.2 had his employment not been terminated, prorated for the portion of such fiscal year actually worked, and paid at the time bonuses with respect to such fiscal year, if any, are paid to other employees.

The Company’s obligations under this Section 4.3 shall terminate if the Employee violates his obligations under Sections 6,7 or 8 hereof, and the Company shall have no obligation to make any remaining payments to the Employee after the date of any such violation. The parties agree that the payments and benefits provided in this Section 4.3 are the sole and exclusive remedies available to the Employee in the event of termination pursuant to Section 3.5(b) or upon expiration of the Term, and no other severance benefits shall be payable in respect of such termination.

5. General Duties of the Employee.

5.1 The Employee agrees and acknowledges that he owes a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company, to not knowingly become involved in a conflict of interest and to not knowingly do any act or knowingly make any statement, oral or written, which would injure the Company’s business, its interests or its reputation unless required to do so in any legal proceeding by a competent court with proper jurisdiction.

5.2 The Employee agrees to comply at all times during the Employment Period with all applicable policies, rules and regulations of the Company.

6. Employee’s Confidentiality Obligation.

6.1 The Employee hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company and its Affiliates which shall at all times be regarded, treated and protected as such in accordance with this Section 6. The Employee acknowledges that all such Confidential Information is in the nature of a trade secret.

6.2 For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (a) is proprietary to, about or created by the Company or its Affiliates, (b) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (c) is designated as Confidential Information by the Company or its Affiliates, is known by the Employee to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Employee to be confidential and proprietary to the Company or its Affiliates or (d) is not generally known by non-Company personnel.

6.3 As a consequence of the Employee’s acquisition or anticipated acquisition of Confidential Information, the Employee shall occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. In view of the foregoing and of the consideration to be provided to the Employee, the Employee agrees that it is reasonable and necessary that the Employee make each of the following covenants:

(a) At any time during the Employment Period and thereafter, the Employee shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out his duties and responsibilities as set forth in Section 5 hereof, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Employee shall give notice of such proceedings to the Company and provide the Company with an opportunity to resolve such disclosure in a manner reasonably acceptable to the Company).

(b) At any time during the Employment Period and thereafter, the Employee shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties and responsibilities as set forth in Section 5 hereof, without first obtaining the Company’s prior written consent.

(c) On the Date of Termination, the Employee shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Employee or which came into his possession prior to or during the Employment Period concerning the business or affairs of the Company or its Affiliates, including, without limitation, all materials containing Confidential Information.

7. Employee’s Nonsolicitation Obligation. The Employee agrees that he shall not, during the Employment Period and for eighteen months following the Date of Termination, directly or indirectly, on behalf of the Employee or any other person, (i) solicit, assist in, or otherwise cause or facilitate the employment by other than the Company any person known by the Employee to be employed by the Company or its Affiliates at the Date of Termination or within the six-month period prior thereto; or (ii) induce, attempt to induce or knowingly encourage any Customer (as defined below) to divert any business or income from the Company or any of its Affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its Affiliates. The term “Customer” shall mean any individual or business firm that was or is a customer or client of, or whose business was actively solicited by, the Company or any of its Affiliates at any time, regardless of whether such customer was generated, in whole or in part, by the Employee’s efforts.

8. Employee’s Noncompetition Obligation. The Employee agrees that he shall not, during the Employment Period and for a period of eighteen months following the Date of Termination (twelve months following the Date of Termination if such termination is under the circumstances described in Section 4.1), directly or indirectly: (a) own or control any debt, equity or other interest in (except as a passive investor of less than 1% of the capital stock or publicly traded notes or debentures of a publicly held company), or (b) (1) act as a director, officer, manager, employee, participant or consultant to or accept or solicit any office to act as any of the foregoing or (2) be obligated to or connected in any advisory, business or ownership capacity, in each case with respect to any entity engaged in slag processing services, metal recovery services, slab surface conditioning services, scrap yard management services, slab or billet cutting services, or slab hauling services. Notwithstanding the foregoing, if the Company is obligated to make payments to the Employee under Section 4, the Employee’s obligations under this Section 8 shall terminate immediately if the Company fails to timely perform its obligations under Section 4. The Employee’s noncompetition obligation as set forth in this Section 8 shall supercede and replace any noncompetition agreement the Employee may have entered into with the Company or any of its subsidiaries prior to the date of this Agreement.

9. Miscellaneous.

9.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” is used in this Agreement to define a relationship to a person or entity and means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

“Base Salary” shall have the meaning assigned thereto in Section 2.1 hereof.

“Cause” shall have the meaning assigned thereto in Section 3.3 hereof.

“Change in Control” means the first to occur of (i) the acquisition by any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or group of Persons other than Wellspring or its affiliates of more than 50% of the combined voting power of the then outstanding securities of the Company or of IMS entitled to vote generally in the election of directors of the Company or IMS, respectively, or (ii) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or effecting the Company or IMS as a result of which a Person other than the stockholders of the Company or IMS immediately prior to such transaction owns after such transaction more than 50% of the combined voting power of the then outstanding securities of the Company or of IMS entitled to vote generally in the election of directors of the Company or IMS, respectively, or (iii) the sale, lease, exchange, transfer or other disposition to any Person other than Wellspring or its affiliates of all or substantially all, of the assets of the Company and its consolidated subsidiaries or of IMS and its consolidated subsidiaries.

“Confidential Information” shall have the meaning assigned thereto in Section 6.2

“Customer” shall have the meaning assigned thereto in Section 7 hereof.

“Date of Termination” means the earliest to occur of (a) the date of the Employee’s death, (b) the date on which the Employee terminates his employment with the Company for any reason or (c) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 3.7 hereof.

“Disability” means an illness or other disability which prevents the Employee from discharging his responsibilities under this Agreement for a period 180 consecutive calendar days, or an aggregate of 180 calendar days in any calendar year, during the Employment Period, all as determined in good faith by the Board of Directors of the Company (or a committee thereof).

“Employment Period” shall have the meaning assigned thereto in Section 1.2 hereof.

“Good Reason” shall exist upon either (i) the Employee’s demotion from the position of President and Chief Operating Officer of IMS and OMS to an inferior position, or his removal from the Board of Directors or (ii) the reduction of the Employee’s authority, compensation, duties or responsibilities from those typically assigned to President and Chief Operating Officer of IMS and OMS.

“Notice of Termination” shall have the meaning assigned thereto in Section 3.7 hereof.

‘Term” shall have the meaning assigned thereto in Section 1.2 hereof.

“Without Cause” shall have the meaning assigned thereto in Section 3.4 hereof.

9.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and, if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses:

If to the Company to:

Mill Services Corporation

c/o Wellspring Capital Partners III, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attn: William F. Dawson, Jr.

          Partner

Facsimile: (212)318-9810

With a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn: David W.Pollak, Esq.

Facsimile: (212) 309-6001

Telephone: (212) 309-6058

If to the Employee to:

Raymond S. Kalouche

4845 Mead Drive

Doylestown, PA 18901

Telephone: (215) 230-7173

With a copy to:

Michael S. Mullman, Esq.

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212)885-5517

Facsimile: (212) 885-5001

or to such other names, addresses, telephone and fax numbers as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 9.2.

9.3 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of the breach of any other provision or of any subsequent breach by any party.

9.4 Withholding. The Company or its Affiliates shall have the right to withhold from any amount payable to the Employee hereunder an amount necessary in order for the Company or its Affiliates to satisfy any withholding tax obligation it may have under applicable law.

9.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Employee, his heirs, executors, administrators, representatives and assigns; provided, however, that the Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

9.6 Entire Agreement; No Oral Amendments. This Agreement constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. The Employee acknowledges that there are no outstanding amounts owing to the Employee by the Company or its Affiliates in respect of the Employee’s employment prior to the date hereof, other than salary accrued and unpaid since the last regular payroll date, amounts accrued but unpaid under any Company benefit plan, and other amounts owing under the Current

Employment Agreement (including any 2004 bonus payable pursuant to Section 2.2 of this Agreement). This Agreement may not be modified in any respect by any oral statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

9.7 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

9.8 Jurisdiction. The laws of the Commonwealth of Pennsylvania shall govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof.

9.9 Injunctive Relief. The Company and the Employee agree that a breach of any term of this Agreement by the Employee would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to any injunction, specific performance and other equitable relief to prevent or to redress the violation of the Employee’s duties or responsibilities hereunder.

9.10 Employee’s Representation. Employee shall be, and he represents that he is, free to enter into this Agreement and is not and will not become to a party to agreement which would prohibit the Employee from accepting employment with the Company or from performing his duties and obligations to the Company hereunder.

9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

MILL SERVICES CORPORATION

By:	/s/ Carl M. Stanton

Its:

“EMPLOYEE:

/s/ Raymond S. Kalouche
Raymond S. Kalouche

Exhibit A

GENERAL RELEASE BY EMPLOYEE

1. I, Raymond S. Kalouche, for and in consideration of the mutual releases and other benefits to be received by me pursuant to the provisions of that certain Employment Agreement by and between me and Mill Services Corporation (the “Company”) entered into as of October 26, 2004 (the “Agreement”), and in connection with the termination of my employment with the Company and its affiliates effective                     , do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors predecessors and assigns, heirs, executors and administrators (hereinafter collectively referred to as the “Releasees”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company or the Releasees to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my status as a stockholder of the Company, if applicable, and my employment relationship and the termination of my employment relationship with the Company or the Releasees, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act, 29 U.S.C., 621 et seg., Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq., the Pennsylvania Human Relations Act, 43 P.S. 951 et seq., or the human relations laws of any other State any contracts between the Company and the Releasees and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs. Notwithstanding the foregoing, I do not release any right I may have to participate in any action brought by stockholders of the Company in their capacity as such, provided that I agree that I shall not instigate or otherwise encourage any such action.

2. I agree, covenant and promise that I will not in any way communicate the terms of this General Release to any person other than my immediate family and my attorney.

3. I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

4. I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company in the manner specified in Section 9.2 of the Agreement.

Intending to be legally bound hereby, I execute the foregoing General Release this              day of                     ,         .

Witness
Raymond S. Kalouche

2

Exhibit B

GENERAL RELEASE BY COMPANY

1. For and in consideration of the mutual releases and other consideration to be received by Mill Services Corporation (the “Company”) pursuant to the provisions of that certain Employment Agreement by and between Raymond S. Kalouche (the “Executive”) and the Company made and entered into as of November     , 2004 (the “Agreement”), and in connection with the termination of the Executive’s employment with the Company and its affiliates effective                     , the Company and its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors, predecessors and assigns, heirs, executors and administrators (hereinafter collectively referred to as the “Company Releases”) do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his heirs, assigns, attorneys, representatives, insurers, family, executors, administrators, trustees, accountants, and other agents and representatives of any kind, if any, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which the Company ever had, now has, or hereafter may have, or which the Company’s successors, predecessors and assigns hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with the Company or the Company’s Releases to the date of these presents (the “Company Claims”).

2. This release is intended to be a general release of all Company Claims, provided however, that notwithstanding anything in this General Release to the contrary, nothing in this General Release shall be construed as releasing Executive from any Company Claim attributable to Executive’s commission of a crime involving theft or fraud against the Company or the Releases.

Intending to be legally bound hereby, the Company executes the foregoing General Release this              day of                     ,         .

MILL SERVICES CORPORATION

Witness	by: